EXHIBIT 99.1

Molecular Templates, Inc. Reports Fourth Quarter 2018 Financial Results

AUSTIN, Texas, March 28, 2019 (GLOBE NEWSWIRE) -- Molecular Templates, Inc. (Nasdaq: MTEM, “Molecular” or “Molecular Templates”), a clinical-stage oncology company focused on the discovery and development of the company’s proprietary engineered toxin bodies (ETBs), which are differentiated, targeted, biologic therapeutics for cancer, today reported financial results for the fourth quarter of 2018. As of December 31, 2018, Molecular’s cash and investments totaled $98 million, and is expected to fund operations into the first half of 2021.

“2018 was a year of important progress for Molecular Templates, marked by new clinical data for MT-3724, advancement of our preclinical pipeline, the CD38 partnership with Takeda, and a successful equity financing,” said Eric Poma, Ph.D., Molecular Templates’ Chief Executive and Scientific Officer. “In 2019, we are excited to generate more clinical data from multiple Phase II studies with MT-3724, advance MT-5111 and TAK-169 into the clinic, and file an IND for MT-6035, our PD-L1 ETB with antigen seeding. We are also focused on business development activity to generate additional non-dilutive capital.”

Company Highlights and Upcoming Milestones

Corporate

  Molecular will present new data on its pipeline programs and technology platform in four posters at the American Association for Cancer Research (AACR) Annual Meeting 2019, to be held March 29 - Apr 3, 2019 in Atlanta, Georgia. Presentations will feature data on 1) CD38-targeted ETB TAK-169, 2) CD20-targeted ETB MT-3724 in combination with chemotherapy or IMiDs, 3) PD-L1-targeted ETB for direct cell kill approach to PD-L1 expressing cancers, 4) Bispecific ETBs for targeted cancer treatment.
  On February 19, 2019, Molecular strengthened its senior management team with the appointment of Roger J. Waltzman, M.D., as Chief Medical Officer. Dr. Waltzman is a board-certified medical oncologist with over 20 years of experience in the pharmaceutical and biotechnology industries, and in medical practice/academia. His career highlights include 9 years in senior drug development roles at Novartis Pharmaceuticals Corporation, including 6 years in positions of increasing responsibility at Novartis Oncology (2007–2013). He played a leading role in the development of highly successful Novartis branded oncology drugs, Glivec® (imatinib) and Jakafi® (ruxolitinib).
  On November 9, 2018, Molecular presented a poster on its PD-L1 ETB with Antigen Seeding Technology (AST) program at the Society for Immunotherapy of Cancer's (SITC) 33rd Annual Meeting in Washington D.C. The poster, titled “Identification and Functional Profiling of PD-L1 Targeted Engineered Toxin Bodies for Antigen Seeding Technology (AST) and Redirection of T cell Response to Tumors” summarized a series of preclinical experiments conducted by Molecular to create PD-L1 targeted ETBs that have antigen seeding properties and to analyze the mechanisms by which they can kill cancer cells.

TAK-169

  Takeda and Molecular expect to file an IND and start a Phase I multiple myeloma trial in 2019 for TAK-169 (CD38 targeted ETB).

MT-3724

  Molecular recently announced the initiation of a Phase II monotherapy study of MT-3724 in relapsed/refractory diffuse large B-cell lymphoma (DLBCL). This study has the potential to be pivotal. Molecular expects to provide an update on this study in 2H19, with final data expected in 2020.
  Molecular is also conducting a Phase II combination study with MT-3724 and chemotherapy in earlier lines of DLBCL.
  Molecular expects to initiate a second Phase II combination study with MT-3724 and Revlimid in earlier lines of DLBCL in 2Q19.
  Molecular expects to report an update on both MT-3724 combination studies with MT-3724 in 2H19.

Research

  Molecular expects to initiate a Phase I study in cancer patients for MT-5111, its ETB targeting HER2, in 2Q19.
  Molecular expects to report an update on this study in 2H19.
  Molecular expects to file an IND application for MT-6035, its ETB targeting PD-L1 (with antigen seeding), in 2H19.
  Several other ETB candidates are in preclinical development, targeting both solid and hematological cancers.

Takeda Multi-Target Collaboration

  Takeda and Molecular are conducting lead optimization for ETBs against two undisclosed targets selected by Takeda under the collaboration. Should Takeda exercise its option to license ETBs for both targets, Molecular would receive $25 million and would be eligible to receive up to $547 million in milestone payments and tiered royalties on sales.

Financial Results

The net loss attributable to common shareholders for the fourth quarter of 2018 was $6.6 million, or $0.18 per basic and diluted share. This compares with a net loss attributable to common shareholders of $6.9 million, or $0.26 per basic and diluted share, for the same period in 2017.

Revenues for the fourth quarter of 2018 were $4.7 million, compared to $0.8 million for the same period in 2017. Revenues for the fourth quarter of 2018 were comprised of revenues from collaborative research and development agreements with Takeda, and grant revenue from CPRIT. Total research and development expenses for the fourth quarter of 2018 were $7.6 million, compared with $4.7 million for the same period in 2017. Total general and administrative expenses for the fourth quarter of 2018 were $3.9 million, compared with $3.5 million for the same period in 2017.

The net loss attributable to common shareholders for the year ended December 31, 2018 was $30.3 million, or $1.02 per basic and diluted share. This compares with a net loss attributable to common shareholders of $24.1 million, or $2.11 per basic and diluted share, for 2017.

Revenues for the year ended December 31, 2018 were $13.3 million, compared to $3.4 million for 2017. These revenues were mainly comprised of revenues from collaborative research and development agreements with Takeda, and grant revenue from CPRIT. Total research and development expenses for the year ended December 31, 2018 were $30.2 million, compared with $9.5 million for 2017. Total general and administrative expenses for the year ended December 31, 2018 were $14.1 million, compared with $11.8 million for 2017.

About Molecular Templates

Molecular Templates is a clinical-stage oncology company focused on the discovery and development of differentiated, targeted, biologic therapeutics for cancer. We believe our proprietary biologic drug platform technology, referred to as engineered toxin bodies, or ETBs, provides a differentiated mechanism of action that may address some of the limitations associated with currently available cancer therapeutics. ETBs utilize a genetically engineered form of Shiga-like Toxin A subunit, or SLTA, a ribosome inactivating bacterial protein, that can be targeted to specifically destroy cancer cells. Additional information about Molecular Templates can be obtained at http://www.mtem.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Molecular Templates disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Molecular Templates may identify forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the development of the Company’s lead program, MT-3724; the expected timing of submitting various IND applications and conducting studies; and the Company’s belief that its proprietary biologic drug platform technology, or ETBs, provides for a differentiated mechanism of action that may address some of the limitations associated with currently available cancer therapeutics.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the uncertainties inherent in the preclinical and clinical development process; whether the Company’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; the ability of the Company to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in the Company’s filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contact:

Adam Cutler
Chief Financial Officer
adam.cutler@mtem.com
862-204-4006

Molecular Templates, Inc. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Research and development revenue – from related party	$4,077	$—	$7,087	$1,908
Research and development revenue – other	—	—	196	500
Grant revenue	607	820	6,002	987
Total revenue	4,684	820	13,285	3,395
Operating expenses:
Research and development	7,562	4,657	30,202	9,487
General and administrative	3,917	3,523	14,082	11,755
Total operating expenses	11,479	8,180	44,284	21,242
Loss from operations	6,795	7,360	30,999	17,847
Interest and other income, net	444	49	751	51
Interest and other expense, net	(318)	(100)	(990)	(853)
Change in fair value of warrant liabilities	35	397	951	128
Gain/(Loss) on conversion of notes	—	99	—	(4,619)
Net loss	6,634	6,915	30,287	23,140
Deemed dividends on preferred stock	—	—	—	958
Net loss attributable to common shareholders	$6,634	$6,915	$30,287	$24,098
Net loss per share attributable to common shareholders:
Basic and diluted	$0.18	$0.26	$1.02	$2.11
Weighted average number of shares used in net loss per share calculations:
Basic and diluted	36,589,988	26,892,527	29,601,692	11,400,881

Molecular Templates, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$87,721	$58,910
Marketable Securities, Current	10,234	—
Prepaid expenses	2,244	1,485
Accounts receivable from related party	240	—
Other current assets	4,424	19
Total current assets	104,863	60,414
Property and equipment, net	6,851	1,952
In-process research and development	26,623	26,623
Other assets	1,821	1,402
Total assets	$140,158	$90,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$780	$2,517
Accrued liabilities	5,357	2,690
Current portion of long-term debt	—	2,400
Deferred revenue, current	26,231	2,765
Other current liabilities	141	70
Total current liabilities	32,509	10,442
Warrant liabilities	3	954
Deferred revenue, long term	2,670	—
Long-term debt, net	3,254	1,078
Other liabilities	816	628
Total liabilities	39,252	13,102
Total stockholders’ equity	100,906	77,289
Total liabilities and stockholders’ equity	$140,158	$90,391